Exhibit 99.1
Nov. 23, 2005
DTE Energy Board elects Peter Oleksiak controller,
Daniel Brudzynski vice president, Regulatory Affairs
     DETROIT — DTE Energy’s Board of Directors has elected Peter Oleksiak to the position of controller and Daniel Brudzynski to vice president, Regulatory Affairs.
     In his new assignment, Oleksiak will replace Brudzynski as controller and will report to David Meador, executive vice president and chief financial officer. Brudzynski will report to Michael Champley, senior vice president, Regulatory Affairs.
     “Both Peter and Dan are important members of our leadership team,” said Anthony F. Earley Jr., DTE Energy chairman and chief executive officer. “Their new responsibilities position the company for the future. Peter will continue the focus of the controller’s organization to strengthen DTE Energy’s utilities’ financial controls and costs, while Dan brings a wealth of financial and accounting background to the day-to-day operations of Regulatory Affairs.”
     Oleksiak joined DTE Energy in 1998 and has worked in a number of increasingly responsible financial positions until becoming assistant controller earlier this year. Prior to DTE Energy, Oleksiak had a variety of financial analyst and supervisory positions at Chrysler Corp.
     Oleksiak earned a Bachelor of Science degree in finance and business economics from Wayne State University and a Master of Business Administration from the Wharton School of Business, University of Pennsylvania.
     Brudzynski joined the company in 1997 as assistant controller and has served in multiple capacities. He has served as controller since 1999 and vice president since 2001. Prior to joining the company, Brudzynski worked for Chrysler Corp.’s controller’s office in a variety of financial-related positions.
     Brudzynski earned a Bachelor of Science degree in finance and accounting from Wayne State University and a Master of Business Administration from the University of Detroit.
     DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.2 million customers in Michigan and other non-utility, energy businesses focused on power and industrial projects, fuel transportation and marketing, and unconventional gas production. Information about DTE Energy is available at www.dteenergy.com.
     This press release contains forward-looking statements that are subject to various assumptions, risks and uncertainties. It should be read in conjunction with the Forward-Looking Statements section in DTE Energy’s 2004 Form 10-K (which section is incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy that discuss important factors that could cause DTE Energy’s actual results to differ materially. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this report as a result of new information or future events or developments.
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